Exhibit 99.1

PRESS RELEASE

Autoliv Raises Dividend – Again

Announces Shareholder AGM

(Stockholm, December 16, 2010)— The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb) – the worldwide leader in automotive safety systems – today declared a 14% increase in the Company’s quarterly dividend to shareholders. This follows upon an increase of 17% in the previous quarter.

The Board set May 10, 2011 for the Company’s next Meeting of Shareholders.

Dividend

The dividend declared today will be 40 cents per share and be payable on Thursday, March 3, 2011 to Autoliv shareholders of record on the close of business on Thursday February 3, 2011. The ex-date when the shares will trade without the right to the dividend will be Tuesday February 1.

Thanks to the Company’s solid balance sheet, efficient cash management and rapid recovery from the financial crisis, Autoliv could resume dividend payments to shareholders already in the third quarter this year – paying 30 cents per share – and then declaring a 17% dividend increase to 35 cents in the fourth quarter. The additional increase declared today of 14% to 40 cents raises the dividend per share almost back to 41 cents, the highest dividend per share Autoliv declared before the financial crisis. However, the total dividend amount paid in the first quarter 2011 of $36 million will be 24% higher than the previous record level of $29 million paid in the fourth quarter 2008 as there are more shares outstanding.

Shareholder AGM

The Board of Directors has set Tuesday May 10, 2011 as the date for the Annual General Meeting of Shareholders to be held in Chicago, IL, USA.

Only holders of record at the close of business on March 14, 2011 will be entitled to be present and vote at the Meeting. Notice of the General Meeting will be mailed to the holders of record shortly after the record date.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with nearly 43,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 are expected to grow to by approximately 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com